Exhibit 99.2
Philip Morris International Inc.
2020 First-Quarter Conference Call
April 21, 2020

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2020 first-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, additional heated tobacco unit market data and our business transformation metrics are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons are presented on a "like-for-like" basis reflecting pro forma 2019 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please note we now also include additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer and Martin King, our Chief Financial Officer, both of whom will be available for the question and answer session.

André.

ANDRE CALANTZOPOULOS

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen.

These are unprecedented times for all of us, and I hope everyone listening, and their families, are safe and well. I would also like to express our deep appreciation for the life-saving efforts of medical, social and other frontline workers during the COVID-19 pandemic.

Our main focus at this time is on the health and wellbeing of our employees, their families and the communities in which we operate.

We have implemented stringent policies and measures to minimize risks for those who continue to work in our facilities and offices. For all our employees, including those working from home, providing guidance and support is also essential. We recently announced a new set of guiding principles to reassure employees of the company’s commitment to job security throughout the global pandemic period in three areas: employment stability, financial stability and special recognition.
The strength and spirit shown in these challenging times by the people that make up our organization is a real inspiration to me and the PMI management team, and I'd like to take this opportunity to thank them for their outstanding efforts.

Indeed, our people continue to generate ideas on how they and PMI can contribute skills and resources to the wider societal effort. Ongoing and planned initiatives in more than 60 countries include providing protective equipment to our trade partners, support to care communities, procurement support to purchase items essential to fight against COVID-19, and financial support to institutions and NGOs working to end this crisis. In addition, our employees in many countries are volunteering to help elderly, low-income, and other at-risk populations, and some of our factories are producing hand sanitizer and masks for their local communities.

Lastly, but very importantly, we have also taken steps to ensure the continuity of supply to our customers and consumers, and to support our suppliers through these challenging times.

(SLIDE 6.)

Let me now comment on the overall impact of COVID-19 on our business and outlook before I hand over to Martin, who will cover this impact and the performance in the quarter in more detail.

We started the year with a very strong first quarter, with minimal disruption to business performance and continued structural growth momentum. While we have had a number of temporary shutdowns at different manufacturing facilities and some additional complexities in our route-to-market, we have activated contingency plans where required to ensure sufficient inventories and consumer access to our products.

Allied to a healthy balance sheet and liquidity position, our ability to generate cash will allow us to continue investing in our business, retire maturing debt and pay dividends.

Turning to the outlook, the inherent uncertainty in the global economic picture makes forecasting much more challenging than usual.

With social isolation measures placing day-to-day life on hold for much of the world's population, this temporarily impacts our operating environment. The most direct effect is on Duty-Free sales due to reduced travel, with additional impacts from delayed IQOS user acquisition and regulatory price enforcement in Indonesia. In total this is likely to have a negative impact on our 2020 currency-neutral performance, with recent exchange rate movements a further drag.

As visibility on the duration and extent of lockdown measures across the world is extremely limited, we are withdrawing our annual forecast and replacing it with quarterly guidance, where visibility is relatively better. Martin will talk through the key moving parts, and our EPS guidance for the second quarter, when the most impact is likely to be felt.

We are confident the strong momentum on IQOS user acquisition shown in recent quarters will start to resume as restrictions ease. In the meantime, our digital and commercial engine allows us to serve our existing adult consumers, maximize the conversion of adult smokers under the prevailing circumstances, and tailor our investments as required to optimize costs.

There is also considerable uncertainty as to the magnitude of the economic consequences of the current situation and the speed and shape of the recovery, including the impacts on disposable incomes and unemployment. While it is too early to fully assess potential effects on market dynamics in terms of consumption and downtrading, we have to assume there will be some impact. We also sense, in certain developing countries, difficulties in ensuring business continuity for some smaller general trade players, which may lead to localized out-of-stocks. However, as in previous times of economic and social turbulence, we expect to show resilient performance through these challenges.

Martin.

MARTIN KING

(SLIDE 7.)

Thank you André.

I'll start with a headline summary of our first quarter performance, which was very strong in terms of like-for-like ex-currency growth before any pandemic impact. We estimate COVID-19 effects, primarily distributor and trade inventory movements, accounted for 2.0 points of net revenue growth, 110 basis points of adjusted operating income margin and 6.8 points of adjusted diluted EPS growth.

HTU shipment volume grew 45% to 16.7 billion units, reflecting continued broad-based share gains. Total combined shipment volume decreased by a modest 0.6% on a like-for-like basis, benefiting from inventory movements.

Currency-neutral net revenues grew by 10.0% reflecting the volume growth and positive geographic mix of HTUs, in addition to a strong combustible tobacco pricing variance of 7.7%.

This robust revenue growth, combined with a positive margin mix, scale effects of higher HTU volumes, cost efficiencies and cost phasing drove a 510 basis point increase in our adjusted currency-neutral operating income margin, and 30.1% growth in currency-neutral adjusted diluted EPS.

This excellent start to the year, with encouraging progress in both our combustible and reduced-risk product businesses, is particularly important as we consider the impact of the COVID-19 pandemic.

(SLIDE 8.)

While we expect our core existing operations to continue performing well, there are three main areas of expected impact from temporary changes to our operating environment, in addition to the impact of currency movements, which I'll come back to.

The first, and likely longest in duration, is on Duty-Free sales, due to severely curtailed global travel. For context, PMI Duty-Free, with a market share of 37%, contributed almost 4% of our 2019 net revenues. It also enjoys higher unit margins relative to the global average, given the skew to premium brands such as Marlboro and HEETS. Consumer offtake trends exited March with declines of over 80%, and we expect similar trends to continue until travel starts to recover. Due to the premium skew of our Duty Free sales, we assume that only a portion of the volume will be recovered by our own brand portfolio in local markets, usually at lower margins.

(SLIDE 9.)

The second impact is on the rate of IQOS user acquisition. Lockdown measures and other restrictions hamper our ability to engage adult smokers. Our IQOS retail touchpoints are currently closed in a number of markets, and even where open, retail footfall is significantly down. Our investments in digital capabilities over recent quarters are now coming into their own, and we are reallocating further commercial spend to digital where required. Our commercial sales experts and coaches, although very limited in terms of physical consumer engagement, have a number of tools at their disposal to conduct virtual guided trials.

However, based on trends since lockdown measures were introduced, we expect our rate of user acquisition to be on average around 50% lower than previously anticipated, for as long as widespread restrictions continue. Variations by country also make the mix difficult to project. To be clear, we believe this is delayed rather than lost growth and we expect the strong underlying momentum witnessed in recent quarters to pick up as restrictions ease. Importantly, given our digital capabilities, we do not expect customer retention or conversion rates to be affected.

For illustrative purposes, each 1 million users acquired have an annualized consumption of around 5 billion heated tobacco units and, using pre-COVID market mix including device sales and cannibalization effects, would generate on average over $350 million in net revenues and over $200 million in marginal contribution.

We are also able to flex our commercial initiatives, and accordingly the timing of plans for IQOS VEEV, our improved e-vapor product, and the licensed KT&G products later this year could be delayed depending on how events unfold.

(SLIDE 10.)

The last main area of impact is in Indonesia. As explained previously, 2020 was already a year of catch-up on excise tax and pricing. A positive structural element of the new excise tax was a larger percentage increase at the mid-to-low segment of the market, with a new minimum retail selling price due to come into effect on April 1. However, the government has now said the enforcement of the new minimum price is delayed until June, due to COVID-19 restrictions. The prolonging of unfavorable price gaps is an added headwind for the risk of downtrading, the timing of price increases and for our market share.

(SLIDE 11.)

While the effects of pandemic-related measures on our operating environment, such as travel restrictions, are tangible, there is greater uncertainty as to the social and economic impact on consumer purchasing behavior during the crisis.

In developed markets, like the EU Region or Japan, which tend to have strong social support programs, we have so far observed only a limited impact.

There have been instances of pantry-loading in certain markets around the introduction of restrictions; however, these have been generally short-lived in nature and had a minimal impact on Q1 performance, with distributor and trade inventory movements being the bigger influence.

In certain developing markets, the high prevalence of daily wage workers, lower resources for social support and thus greater fragility of incomes create more vulnerability. We observe some initial signs of downtrading and reduced daily consumption in some countries. The most significant for us are Indonesia and the Philippines, the latter of which has the added dynamic of being a 'stick' market. We have to assume these trends will temporarily continue while pandemic-driven restrictions last.

As André mentioned, given less developed route-to-market infrastructure, we also sense potential difficulties in certain emerging markets for some smaller general trade outlets, which may lead to temporary localized out-of-stocks.

(SLIDE 12.)

Our own manufacturing and distribution operations continue to function well despite current challenges. This is made possible by the incredible efforts of our supply chain and market teams, who have implemented a number of contingency measures with regard to production and customer supply. On average, inventories of our products remain healthy, with over two months for heated tobacco units, over three months on IQOS devices and over one and a half months for cigarettes, including distributors.

After the one week suspension of production at our Bologna HTU facility in late-March, all our HTU factories are currently operating with sufficient capacity. Around 20% of our cigarette production capacity is currently affected by temporary shutdowns. However, we do not currently foresee any out-of-stocks in major operating income markets. One watch-out is Argentina, where we will be facing out-of-stocks if the factory does not reopen soon.

(SLIDE 13.)

Given investor focus on the liquidity of listed companies in the current environment, I want to highlight our robust position. We continue to have ample liquidity sources through the ongoing cash generation of our business, cash on hand and access to commercial paper. Our $7.5 billion revolving credit facility remains undrawn.

Our balance sheet remains strong with a well-laddered bond portfolio and net debt of 1.9 times adjusted EBITDA as of March 31, 2020. We repaid $3.6 billion of maturing bonds during the first quarter and distributed a total of $3.6 billion in dividends to shareholders in January and April.

We also expect that strong cash flows will exceed cash requirements, including the funding of dividends, to which we remain fully committed.

Our ability to invest appropriately in our business and retire debt is fully intact. However, further deleveraging of our balance sheet, at prevailing exchange rates, may be somewhat delayed versus our previous expectations.

It's also worth mentioning that our cost efficiency programs continue, and that we remain well on track to deliver over $1 billion in efficiencies by 2021. These programs are also flexible, and we are reprioritizing activities as events unfold. Related to this, we expect to reduce capital expenditures to approximately $0.8 billion for the year, with the reduction unrelated to RRP investments.

(SLIDE 14.)

We turn now to guidance. As covered in our earnings release, we have withdrawn our previous reported diluted full-year 2020 EPS forecast of at least $5.50, which absent COVID-19, our business was well on track to deliver. However, as we stand today there is simply not enough visibility on the duration or extent of lockdown and social isolation measures, and their wider consequences, to provide a sufficiently reliable full-year earnings estimate. Given comparatively better short-term visibility we are therefore introducing quarterly guidance, one quarter forward, in its place.

As previously flagged, we already expected a weak second quarter, notably due to an unfavorable prior year comparison, market dynamics in Indonesia, and cost phasing. We also expect the biggest quarterly impact of the COVID-19 pandemic on our business to occur in the period, which we additionally factor in.

Consequently we expect Q2, 2020 reported diluted EPS to be in a range of $1.00 to $1.10. This forecast assumes unfavorable impacts of:

–
12 cents for currency, at prevailing rates, reflecting the devaluation of many of our operating currencies vis-a-vis the U.S. Dollar, notably including the Russian Ruble, Indonesian Rupiah and Mexican Peso

–	10 cents for inventory movements, primarily reversals from the first quarter

–	9 cents for lost Duty-Free sales, net of domestic sales recapture, assuming no recovery in global travel in the period

–	5-15 cents for the delay in Indonesia minimum price enforcement and other COVID-19 related factors, including temporary reductions in daily consumption and downtrading in certain developing markets

These assumptions also reflect ex-currency net revenue declines of approximately 8-12%, with the expected decline being wholly attributable to COVID-19 related impacts, including on device sales.

(SLIDE 15.)

Let me now run through some of the main elements of our first quarter performance . We estimate the total international industry declined 2.9% in the period. However, we recorded a total like-for-like shipment volume decline of only 0.6%, with cigarette declines of 3.8% largely offset by the impressive 45.5% growth of heated tobacco units, with notable contributions from the EU Region, Japan and Russia.

Excluding the net favorable impact of estimated distributor inventory movements, our total in-market sales volume declined by 3.7%. Inventory movements reflect two main factors; firstly the prior year comparison where shipment volumes in Q1, 2019 were below in-market sales; and secondly net distributor inventory build-up in Q1, 2020 to mitigate the risk of COVID-19 related disruption.

Importantly, our HTU in-market sales volume increased by 3.9% sequentially versus the fourth quarter, reaching over 17 billion units in what is typically the lowest volume quarter of the year.

(SLIDE 16.)

This strong performance means that heated tobacco units now make up nearly 10% of our total shipment volume, as compared to 8% in 2019, and almost nothing in 2015. We expect this proportion to grow further as our positive momentum on RRPs continues.

(SLIDE 17.)

Turning to our financial results, net revenues increased by 10.0% excluding currency, driven by pricing in combustibles, a favorable comparison versus Q1, 2019 and growth in heated tobacco units. We estimate the COVID-19 effect of higher trade inventories and, to a lesser extent, consumer pantry-loading contributed around one-fifth of the growth in net revenues, operating income and EPS.

We recorded a strong combustible tobacco pricing variance of 7.7%, with no significant impact of COVID-19 and notable contributions from the GCC, Germany, Mexico, the Philippines, Russia and Turkey.

Adjusted operating income increased by 25.5% ex-currency, while currency-neutral adjusted operating income margin grew by an excellent 510 basis points.

This strong margin expansion was driven by RRP scale effects and favorable geographic mix for HTUs. Additional drivers include pricing in combustibles, cost phasing and the underlying impact of our cost initiatives.

Adjusted diluted EPS increased strongly, growing by 30.1% excluding currency.

With regard to currency, we should point out that the unfavorable impact of 13 cents in the first quarter includes 7 cents of transactional impact incurred in March, primarily from the revaluation of Euro or Dollar denominated payables in certain markets, such as Russia, where the local currency has seen a significant devaluation. Such effects would only recur in future quarters if further sharp devaluations took place.

(SLIDE 18.)

RRP net revenues reached $1.6 billion, or close to 22% of PMI's total net revenues, with IQOS devices accounting for approximately 10% of RRP net revenues.

(SLIDE 19.)

Turning now to market share, our total international share was slightly lower at 27.9%, with higher share for heated tobacco units, which reached 2.9%, offset by lower share for cigarettes.

The share of our cigarette portfolio declined by 1.1 points, reflecting continued adult smoker out-switching to IQOS and lower share notably in Argentina and Indonesia, due to price gaps with tax-advantaged local competitors, trade inventory movements in Pakistan and an unfavorable prior year comparison in Turkey.

(SLIDE 20.)

Let's turn to Indonesia, where industry volumes declined by only 0.6% in the first quarter due to trade loading effects, which are likely to reverse in the second quarter. Pricing was taken on all main premium and mid-price brands, with PMI price increases since October 2019 representing approximately 85% of the weighted-average pass-on of the 2020 excise increase. Our share declined, despite a recovery in premium A Mild due to smaller price gaps with directly competitive brands. These gains were outweighed by our mid and low-priced brands, which lost share to super-low price manufacturers who are tax-advantaged due to smaller scale.

It follows that the delay in the enforcement of the minimum selling price extends this temporary share headwind. The prevalence of daily wage workers in Indonesia also introduces some uncertainty as to the effects of social restrictions on daily consumption. As such, we have to assume the total market decline will be higher than our previous estimate of 6-7%.

(SLIDE 21.)

Turning now to RRP performance, we estimate that there were 14.6 million total IQOS users as of March 31, representing the addition of more than 4 million adult users since the same time last year.

We further estimate that 73% of this total -- or 10.6 million IQOS users -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

This reflects widespread user growth momentum across all key IQOS geographies, including Japan, Russia and the EU.

(SLIDE 22.)

The overall share performance of IQOS HTUs continues to see excellent progress. Indeed, in international markets where IQOS has been commercialized, IQOS HTUs were again the third-largest tobacco ‘brand’ in the first quarter with 6.6% share, increasing from 5.5% in Q4, 2019. This was achieved despite not having full national distribution in a number of markets.

(SLIDE 23.)

In the EU Region, first-quarter share for HEETS reached 3.9% of total industry volume, with an estimated 0.2 points due to consumer pantry-loading.

On a sequential basis share growth was also very strong, increasing by 0.7 points, with in-market sales volume 13% higher compared to Q4, 2019, despite a typically lower quarter. I also refer you to the appendix where we show shares by key EU market and global key cities.

(SLIDE 24.)

IQOS continued its strong performance in Russia, with HEETS share up by 3.5 points to reach 6.5%. On a sequential basis versus the fourth quarter of 2019, HEETS share increased by 1.5 points, while in-market sales increased by 3%.

With limited social restrictions in Russia in the period, there was minimal estimated impact of pantry-loading.

(SLIDE 25.)

In Japan, our total reported share for heated tobacco units increased by 2.1 points to reach 19.1% in the first quarter, supported by the launch of IQOS 3 DUO and line extensions in our Marlboro HeatSticks and HEETS line-ups.

On an adjusted total tobacco view including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 1.1 points versus the prior year quarter, and by 0.6 points sequentially, to 17.7%.

Q1, 2020 adjusted in-market sales volumes for our HTU brands grew 6.2% compared to an adjusted total tobacco market which declined by around 1%. This helped drive growth of the overall heated tobacco category to a first-quarter total tobacco share of over 24%.

(SLIDE 26.)

Lastly, following the 2019 launch of IQOS in the U.S. through our commercial arrangement with Altria, in March we submitted a supplemental PMTA for the IQOS 3 device to the FDA to further support the efforts to convert U.S. adult consumers who would otherwise continue to smoke.

FDA’s review of the company’s Modified Risk Tobacco Product (MRTP) applications for the IQOS tobacco heating system, which is separate from this PMTA application, continues.

Let me now hand back to André for closing remarks. André.

ANDRE CALANTZOPOULOS

(SLIDE 27.)

Thank you Martin.

In summary, the continued strong underlying momentum in our business, especially the impressive growth of RRPs, is again evident in our first quarter results.

The world has clearly now changed, with considerable uncertainty as to the development and duration of the pandemic and its economic and social consequences, including those which impact our operating environment and our consumers.

Our business has historically proven remarkably resilient, and we believe we can deliver a solid performance under the current challenging circumstances.

Importantly, we remain confident in our structural mid-term growth prospects and, when these headwinds have passed, expect to resume growth consistent with our 2019-2021 compound annual ex-currency growth targets of at least 5% net revenue growth and at least 8% adjusted EPS growth.

Crucially, our organization, liquidity and balance sheet are strong. We will continue to protect and support our employees, serve our consumers and reward our shareholders, which clearly includes our strong commitment to our dividend.

We remain resolute in our strategy for a smoke-free future and are convinced that we will emerge stronger from this crisis.

(SLIDE 28.)

Thank you. Martin and I are now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.